Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of Freeport-McMoRan Oil & Gas LLC of our report dated February 21, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Plains Exploration & Production Company’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 10, 2014